Exhibit 5.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference to our name and report evaluating a portion of Cenovus Energy Inc.’s (the “Corporation”) oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2020 and 2019, estimated using forecast prices and costs, and the information derived from our reports, as described or incorporated by reference in the Corporation’s Registration Statement on Form F-10.

Yours truly,

GLJ LTD.

/s/ Jodi L. Anhorn
Jodi L. Anhorn, M.Sc., P.Eng.
Vice President and CEO

Dated: October 7, 2021

Calgary, Alberta

CANADA